NAMED EXECUTIVE OFFICER COMPENSATION

    On March 9, 2006 the following adjustments to base salary, cash bonus payments for 2005 work, and grants of incentive stock were approved for the Company's CEO and the persons expected to be named executive officers in the its Proxy Statement for the 2006 Annual Meeting of Shareholders. Adjustments to salary are effective as of March 1, 2006. Cash bonuses are paid on or about March 15, 2006.

Executive Officer	Title	2006 Salary	2005 Cash Bonus	Shares of Non-qualified Stock Options	Restricted Stock Award
Dominic Ng	Chairman, President and CEO	$750,000	$1,500,000	45,000	41,000 (1)
Julia S. Gouw	Executive Vice President and CFO	$273,000	$200,000	16,273	4,068
Douglas Krause	Executive Vice President, General Counsel, and Secretary	$210,000	$150,000	13,561	3,390
Wellington Chen	Executive Vice President and Director of Corporate Banking	$225,000	$120,000	8,679	2,170
William J. Lewis	Executive Vice President and Chief Credit Officer	$206,000	$150,000	4,340	0
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(1) Performance restricted stock vesting in 2 years. Number of shares that will vest depends on meeting performance criteria. 41,000 shares is for the performance maximum if pre-established earnings per share performance goals are met.

    Stock options are all non-qualified options issued under the 1998 Stock Incentive Plan of the Company; the restricted stock is also issued under the 1998 Stock Incentive Plan of the Company. Options vest over 4 years as follows: 1/3 after 2 years, 1/3 after 3 years, and 1/3 after 4 years. The restricted stock granted to the CEO vests 20% per year for 5 years. The restricted stock of the other named officers vests 50% after 4 years and 50% after 5 years.

    The Company also approved company performance goals and individual performance goals for the CEO and the other named executive officers. The CEO's goals are set under the Performance-Based Bonus Plan approved by shareholders in 2002 and are based on earnings per share, return on equity, and return on assets; the bonus award will range from 0% to 250% of base salary. The goals of the other named executives are based 60% on overall corporate goals and 40% on individual department performance goals. The corporate goals are earnings per share, growth in demand deposits, return on equity, return on assets, growth in non-interest income, holding down of expenses, growth in trade finance loans, growth in commercial business loans, and strategic/operational goals.

    The Company will provide additional information regarding the compensation paid to the named executive officers for the 2005 fiscal year in its Proxy Statement for the 2006 Annual Meeting of Shareholders.